Exhibit 99.1

Contact: Glenn Mahone, Aerojet Rocketdyne, 202-302-9941

Glenn.Mahone@Rocket.com

Lynn Machon, Aerojet Rocketdyne, 916-355-3587

Lynn.Machon@Rocket.com

News Release

Aerojet Rocketdyne Holdings, Inc. Announces Redemption Notification for 2¼% Convertible Subordinated Debentures due 2024

SACRAMENTO, Calif., September 28, 2016—Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD) today announced that it is notifying holders of its 2¼% Convertible Subordinated Debentures due 2024 (the “Debentures”) that Aerojet Rocketdyne will redeem, on October 28, 2016, all of their Debentures at a purchase price equal to 100% of the principal amount of the Debentures to be redeemed, plus any accrued and unpaid interest (the “Redemption”). As of September 28, 2016, the outstanding principal amount of the Debentures was $251,000. Under the terms of the Debentures, Aerojet Rocketdyne will pay the redemption price in cash for an aggregate cash purchase price of approximately $254,000, which includes accrued but unpaid interest. This completes the redemption of the Debentures.

Aerojet Rocketdyne’s notice of redemption to holders specifying the terms, conditions and procedures for the Redemption, will be available through The Depository Trust Company and the paying agent, which is The Bank of New York Mellon Trust Company, N.A. The address and telephone and fax numbers of The Bank of New York Mellon Trust Company, N.A. are c/o Bank of New York Mellon Corporation, Corporate Trust-Reorganization Unit, 111 Sanders Creek Parkway, East Syracuse, New York 13057, Attention: Pamela Adamo, Phone (315) 414-3317, Fax: (732) 667-9408.

This press release is for informational purposes only and is not an offer to purchase, or the solicitation of an offer to purchase, the Debentures.

About Aerojet Rocketdyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc. is an innovative company delivering solutions that create value for its customers in the aerospace and defense markets. The company is a world-recognized aerospace and defense leader that provides propulsion and energetics to the space, missile defense and strategic systems, tactical systems and armaments areas, in support of domestic and international markets. Additional information about Aerojet Rocketdyne can be obtained by visiting our websites at www.Rocket.com and www.AerojetRocketdyne.com.